UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant ☒     Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

EMC CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1.)	Title of each class of securities to which the transaction applies:

2.)	Aggregate number of securities to which transaction applies:

3.)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.)	Proposed maximum aggregate value of transaction:

5.)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.)	Amount Previously Paid:

2.)	Form, Schedule or Registration Statement No.:

3.)	Filing Party:

4.)	Date Filed:

At the 2007 Annual Meeting of Shareholders of EMC Corporation (“EMC”), which is scheduled for Thursday, May 3, 2007, shareholders will act upon a shareholder proposal regarding pay-for-superior performance (Proposal 9) (if properly presented).

EMC has for many years been deeply committed to pay-for-performance, and we believe our executive compensation programs embody strong pay-for-performance practices. The Compensation Committee expects outstanding performance from EMC senior executives and ties a substantial portion of their compensation to the achievement of challenging quarterly, annual and long-term goals which drive EMC’s revenue and profitability. These compensation programs are designed not only to reflect strong pay-for-performance tied to key objectives, but also to encourage continuity of management. In furtherance of this commitment to pay-for-performance, EMC’s Compensation Committee will grant at least 50% of the total number of shares awarded to EMC’s executive officers in any fiscal year as part of their long-term compensation, as performance-based awards (subject to exceptions in certain limited circumstances, such as to achieve retention or new hire objectives).

The Compensation Committee believes that this commitment regarding future equity grants further enhances EMC’s pay-for-performance practices and, for these reasons, EMC urges shareholders to vote “against” Proposal 9.